Exhibit 10.15
EMPLOYMENT AGREEMENT
between
Cilag GmbH International
Gubelstrasse 34, CH-6300 Zug
(hereinafter: "Employer")
and
Carlton Lawson
born on [●]
(hereinafter: "Employee")

Preamble
A)    On May 25 / June 18, 2021, the Employee and the Employer entered into an employment agreement (such employment agreement including Addenda 1-3, collectively the "Current Employment Agreement").
B)    Subject to the implementation of the planned separation of the New Consumer Health business into a separate publicly traded company ("Separation"), the Employer would like to appoint the Employee as «Group President EMEA Consumer Health Company» under the terms and conditions set forth herein.
Subject to the conditions set forth in Section 1, the Parties hereby agree on the terms and conditions of the Employee's new employment conditions as follows (collectively, the "New Employment Agreement"):
1.    Conditions for Entry into Force, Automatic Lapsing, No Guaranteed Employment
(a)    The New Employment Agreement will be effective as per January 1, 2023, unless prior to December 31, 2022, the Board of Directors and/or the Executive Committee of Johnson & Johnson determines not to proceed with the planned Separation for any reason. In such case, the New Employment Agreement will not enter into force and effect. The Parties acknowledges and agree that the Employee will then continue to render his services under the conditions of the Current Employment Agreement.
(b)    Provided the Board of Directors and/or the Executive Committee of Johnson & Johnson determines after January 1, 2023, not to proceed with the planned Separation for any reason (the relevant date, the "Announcement Date"), the Parties acknowledge and agree that the New Employment Agreement will automatically lapse, and the Employee will automatically transition back to the Current Employment Agreement as of the Announcement Date. In such case, the Employee will as of the Announcement Date continue to render his services under the Current Employment Agreement and its conditions, and he will be entitled to a merit increase (in %) (if any) granted to the Employee in the period January 1, 2023, until the Announcement Date on the salary as applicable under the Current Employment Agreement.
(c)    The New Employment Agreement does not constitute guaranteed employment. The Employee acknowledges and agrees that either party may terminate the Current Employment Agreement and the New Employment Agreement, each in accordance with its respective terms.
2.    Employment
The Employee shall be employed by the Employer as «Group President EMEA Consumer Health Company». The Employer may assign another reasonable task or position to the Employee at any time.
3.    Place of Work
(a)    The Employee's place of work is Monday through Friday in Zug, subject to business travel. If a relocation of the place of work is needed for operational or organizational reasons, the Employer shall inform the Employee as soon as possible about a possible change of the place of work.

(b)    The Employee's duties may require regular business trips to other locations both in Switzerland and abroad.
4.    Working Time/Extra Hours
(a)    Regular working hours are determined according to the respective duties and the Company's operational and functional requirements and amount to a total of at least 2,080 hours per year; i.e., on average at least 40 hours per week for a workload of 100%. Employees are authorized to subdivide their working time largely on their own, as long as this does not conflict with the respective duties or the Company's operational and functional requirements.
(b)    Any additional or extra hours of work, as the case may be, are covered by the Employee’s salary and are not subject to additional remuneration or compensation time.
5.    Recording Absences
The Employee has to record all paid and unpaid absences and instances of inability to work (e.g., because of illness, accident, military service, holidays, unpaid leave, parental and adoption leave, fulfilling statutory duties, holding public office, etc.) in the time-tracking system.
6.    Gross Annual Salary
The gross annual salary (excluding any child and education allowances) amounts to CHF 559’300. One thirteenth of it shall be paid out at the end of every calendar month and the rest shall be paid out in November as a thirteenth monthly salary (pro rata temporis if the employment does not last for at least one calendar year).
7.    Voluntary Ex-Gratia Award (Gratifikation)
(a)    The Employer may grant a voluntary (gross) bonus to the Employee. Each such bonus shall be a special and a fully discretionary ex gratia award in accordance with Article 322d Swiss Code of Obligations (Gratifikation) that shall be made on a fully voluntary basis. The Employee acknowledges and agrees that the Employee has no legal claim for a bonus in itself, in any particular form and/or in any particular amount. The award of a bonus (if any) is entirely at the sole discretion of the Employer. The fact that the Employee receives a bonus for a certain period does not establish any entitlement to a bonus in itself, in any particular form and/or in any particular amount for a subsequent period. In addition, the award of any bonus shall be conditional upon the existence of an ongoing employment relationship between the Employer and the Employee on 31 December of the year in question.
(b)    The Employee shall be entitled to participate in the JnJ global long-term incentive program. Under such program, Johnson & Johnson, New Brunswick, NJ, may grant a voluntary (gross) ex-gratia long-term incentive award ("LTI") to the Employee. Each such LTI award shall be a special and a fully discretionary ex gratia award in accordance with Article 322d Swiss Code of Obligations (Gratifikation) offered and made by Johnson & Johnson on a fully voluntary basis. The Employee acknowledges and agrees that the Employee has no legal claim for a LTI award in itself, in any particular form and/or in any particular amount. The award of LTIs (if any) is entirely at the sole discretion of Johnson & Johnson. The fact that the Employee receives a LTI award for a certain period does not establish any entitlement to a LTI award in itself, in any particular form and/or in any particular amount for a subsequent period. In addition, the award of LTIs shall be conditional upon the existence of an ongoing employment relationship between the Employer and the Employee on 31 December of the year in question.
(c)    The Employer and/or Johnson & Johnson shall have full discretion and authority to amend, modify, cancel or revoke any bonus plan and/or award program at any time and without prior notice. The Employee shall not be entitled to derive any legal claims from any bonus plan and/or award program. In addition, the (repeated) award of any ex-gratia award on the basis of any such bonus plans and/or award programs shall not establish any claim to future payments.
8.    Expenses
The compensation of travel expenses and other expenses is determined according to the applicable Expenses Regulation.
9.    Payment of Salary if the Employee is Prevented from Working without Being at Fault
The Employer's obligation to pay the Employee's salary if the Employee is unable to work due to personal circumstances for which the Employee is not at fault, e.g. accident or illness etc., is determined according to Art. 16 et seqq. of the General Terms of Employment. The insured salary under the daily benefits insurance and the supplementary accident insurance (gross annual salary immediately prior to the incapacity, award or bonus excluded) is limited to an annual gross maximum of CHF 500,000. Therefore, insurance payments in case of a covered incapacity due to illness or accident in the absence of the Employee's fault are calculated on the basis of an annual gross maximum of CHF 500,000.
10.    Social Security Contributions and other Legal Contributions
The payments provided for by this New Employment Agreement (excluding expenses) are gross amounts. Therefore, any contractual, statutory and legal employee contributions such as contributions for social security insurances, the pension fund and any withholding taxes are deducted therefrom.
11.    Confidentiality
All confidential information and data of the Employer and/or of any of its subsidiary, sister or parent companies ("Johnson & Johnson Companies") or of any third party, to which the Employee has had access during his work for the Employer and/or for Johnson & Johnson Companies (such as personal data of customers, suppliers, employees and others, calculation bases, experiments and other business and industrial secrets etc.), shall only be used for the purpose of the correct performance of contractual obligations. The Employee shall not disclose such confidential information and data to any third party and shall not use it for his own purpose or for any purpose of third parties. Upon termination of the employment, these confidentiality duties shall continue to apply. Therefore, even upon termination of the employment, the Employee shall not directly or indirectly disclose any confidential information, grant access to any confidential information to a third party, and/or shall not use such information for own purposes.

12.    Intellectual Property Rights
(a)    All intellectual property rights, in particular inventions, designs, copyrights and other associated rights ("IP-Rights"), which the Employee – during the exercise of his work and in performance of his contractual obligations – produces or helps to produce, belong to the Employer without the Employee's right to compensation and regardless of their eligibility for protection or, if needed, shall be assigned to the Employer free of charge. The Employee shall immediately inform the Employer in writing of the creation of new intellectual property rights. In particular, the Employer has the right to freely use (including to create a work of second hand), modify and publish these works at its discretion.
(b)    The Employer reserves the right to acquire all IP-Rights produced by the Employee alone or in conjunction with others during the exercise of his work, but not in performance of his contractual duties. The Employee shall immediately inform the Employer in writing about such IP-Rights. The Employer shall declare to the Employee within three months whether the Employer wishes to acquire the respective IP-Right or whether such IP-Right will be released to the Employee. If the respective IP-Right is not released to the Employee, the Employer shall pay an appropriate compensation to the Employee.
(c)    The Employee shall also immediately inform the Employer in writing of any IP-Rights produced by the Employee neither during the exercise of his work nor in performance of his contractual duties and offer them for purchase to the Employer according to section 12(b), provided that the respective IP-Rights could be of interest to the Employer and/or to Johnson & Johnson Companies. The Employer shall declare to the Employee within three months whether the Employer wishes to acquire the respective IP-Right or whether such IP-Right will be released to the Employee. If the respective IP-Right is not released to the Employee, the Employer shall pay an appropriate compensation to the Employee.
(d)    The Employee shall – at the expense of the Employer – take any action, create any document or take any other precaution necessary to safeguard the rights according to a) - c), both during and after termination of the employment.
13.    Data Protection
(a)    The Employee acknowledges that the Employer will transfer personal data to Johnson & Johnson Companies or to third parties both in Switzerland and abroad, with the right to further process these data in accordance with applicable law.
(b)    The Employee confirms receipt and acknowledgement of the Global Employee Notice (Data Protection).
14.    Probation Period, Notice of Termination and Termination
(a)    This New Employment Agreement shall run for an indefinite period of time.
(b)    There shall be no probation period.
(c)    The New Employment Agreement may be terminated anytime upon three (3) months' notice as per the end of every calendar month.
(d)    The right to terminate the New Employment Agreement for good cause without notice and with immediate effect remains reserved.

(e)    The notice of termination shall be given in writing.
(f)    The employment terminates automatically upon reaching the ordinary AHV retirement age, upon the day on which the Employee receives a full disability pension or upon the death of the Employee.
(g)    If an official permit for the performance of labor activities in Switzerland is required, the employment terminates automatically upon expiry (if such permit is not extended by the authorities) or upon withdrawal of the official permit.
15.    Change of Civil Status or Address
The Employee shall inform the Employer immediately about any change of civil status or address. If the Employer is not informed accordingly, notification to the last address of the Employee known to the Employer is legally effective.
16.    Miscellaneous
(a)    This New Employment Agreement including the Addendum 1 on the Non-Compete and Non-Solicitation Covenant dated June 22, 2022, and the Addendum 2 on housing allowances dated June 22, 2022, and the applicable General Terms of Employment govern the entire agreement between the parties and replace all prior written and oral agreements of the parties.
(b)    The Employee confirms receipt of the General Terms of Employment and hereby agrees to them. The Employee acknowledges that the Employer may modify or amend the General Terms of Employment from time to time.
(c)    In case of contradictions between the different labor law sources, the order as determined by Art. 3 and 4 of the General Terms of Employment applies.
(d)    This New Employment Agreement (including this provision) may only be modified or amended in writing and with both parties' signature.
17.    Governing Law and Jurisdiction
(a)    This New Employment Agreement shall be governed by the substantive laws of Switzerland.
(b)    The ordinary courts at the registered place of incorporation of the Employer shall have exclusive jurisdiction for any disputes arising under this employment relationship.

Zug, June 22, 2022	Zurich, 23 June 2022
Place, Date
Cilag GmbH International

/s/ Christine Seiler	/s/ Salma Rashad	/s/ Carlton Lawson
Christine Seiler	Salma Rashad	Carlton Lawson

Legal Director	Executive Search Lead EMEA

SWITZERLAND
NON-COMPETE AND NON-SOLICITATION COVENANT
ADDENDUM 1 TO NEW EMPLOYMENT AGREEMENT
Between    Cilag GmbH International, domiciled at Gubelstrasse 34, CH-6300 Zug
    (hereinafter the “Company”);
And    Carlton Lawson, residing at [●]
    (hereinafter the “Employee”);
WHEREAS, on June 22, 2022 the Company and the Employee entered into an employment agreement (the “New Employment Agreement”), which they would like to amend with this Addendum effective as per the entry into force of the New Employment Agreement.
Article 1    Non-Competition Covenant
1.1    Subject to Article 1.2 below, the Employee agrees that, during the term of the New Employment Agreement and for a period of twelve (12) months after the effective termination of the New Employment Agreement, the Employee will not directly or indirectly perform, or assist others to perform, any activities for a Competitor competitive to the business of the Company with an effect in Switzerland, the European Economic Area as of the date of this Addendum, and/or the United States of America. This will include the undertaking not to solicit, induce or attempt to induce any customers of the Company to terminate their relationship with the Company or any affiliated businesses of the Company on behalf of a Competitor.
1.2    After the effective termination of the New Employment Agreement, the Employee may work for a Competitor provided that (a) the Competitor has a diversified business as defined in Article 1.3 below; (b) the role the Employee seeks to perform is not a role in which the Competitor could benefit from the Confidential Information to which the Employee had access during the last two (2) years of his employment with the Company; and (c) before he accepts the position and begins work for the Competitor, the Company is provided, and has accepted as satisfactory to it, written assurances from both the Employee and the Competitor that the Employee will not be rendering any services which conflict with the obligations in this Addendum.
1.3    For purposes of this Addendum, “Competitor” means any person or entity including, but not limited to, the Employee or anyone acting on the Employee’s behalf, that is engaged or preparing to be engaged in research, development, production, manufacturing, marketing or selling of, or consulting on, any product, process, technology, machine, invention or service in existence or under development that resembles, competes with, may now or in the future compete with, can be substituted for or can be marketed as a substitute for any product, process, technology, machine, invention, or service of the Company that is in existence or that is, was, or is planned to be under development. “Diversified Business” means that the Competitor has distinct and separate lines of business which do not compete with the Company for whom the Employee has worked in the last two (2) years of his employment with the Company.
1.4    The Company will have the liberty to waive the application of a post-contractual non-compete restriction anytime upon one month prior written notice.

SWITZERLAND
1.5    In the absence of a waiver by the Company and provided that the Employee fully complies with his non-compete obligations as set forth herein, the Company will pay to the Employee on a monthly basis after the termination of the employment having become effective a gross lump-sum consideration equal to 50% of the Employee’s gross monthly base salary as in force at the time of termination. This consideration will be subject to the deduction of any tax, social security or any other charges due under applicable laws.
1.6    In case of violation of this non-compete covenant by the Employee, the Employee will reimburse all sums received pursuant to this Addendum and will, in addition, pay to the Company (a) during the term of the New Employment Agreement a disciplinary penalty of CHF 1,500 per calendar day the employee is violating this non-compete covenant, and (b) after the termination of the New Employment Agreement liquidated damages in accordance with Article 340b CO equal to 50% of the Employee’s annual gross base salary, notwithstanding the right of the Company to demonstrate and claim any damages. In addition, the Company will be entitled to obtain a court’s order for specific performance, or adequate injunctive relief to immediately stop any violation of the non-compete covenant.
Article 2    Non-Sollicitation of Personnel etc.
2.1    During the term of the New Employment Agreement and for a period of twelve (12) months after the effective termination of the New Employment Agreement, the Employee undertakes in relation to the activities and the territory as mentioned in article 1 of this Addendum not to (i) solicit, induce or attempt to induce any person who is working in any capacity for the Company (employee, consultant, self-employed associate, supplier, etc.) to leave the Company or to engage in any business that competes with the Company, or (ii) hire or assist in the hiring of any such person to work for any business that competes with the Company.
2.2    The Employee explicitly agrees that his salaries and benefits earned over the course of his New Employment Agreement offer sufficient compensation in return for the non-solicitation covenant in this Addendum.
2.3    In case of violation of this non-solicitation covenant, the Employee will pay to the Company (a) during the term of the New Employment Agreement a disciplinary penalty of CHF 1,500 per violation, and (b) after the termination of the New Employment Agreement liquidated damages equal to 50% of the Employee’s annual gross base salary, notwithstanding the right of the Company to demonstrate and claim any damages.
Article 3    Addendum to New Employment Agreement
3.1    This Addendum is an addendum to the New Employment Agreement and forms an integral part of it. All other terms of the New Employment Agreement which are not specifically amended by this Addendum will remain in full force and effect.
3.2    If any provision (or part thereof) of this Addendum is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Addendum will not be affected.
3.3    This Addendum shall be governed by the substantive laws of Switzerland. The ordinary courts at the registered place of incorporation of the Employer shall have exclusive jurisdiction for any disputes arising under this Addendum.
Executed in two original copies, each party acknowledging having received one copy, the date of this Addendum being the last date of signature below.

Zurich, 23 June 2022
Zug, June 22, 2022	Place, Date

SWITZERLAND
Cilag GmbH International

/s/ Christine Seiler	/s/ Salma Rashad	/s/ Carlton Lawson
Christine Seiler	Salma Rashad	Carlton Lawson

Legal Director	Executive Search Lead EMEA

Addendum 2 to the New Employment Agreement dated June 22, 2022 between
Cilag GmbH International
Gubelstrasse 34, CH-6300 Zug
(hereinafter: "Employer")
And
Carlton Lawson
born on [●]
(hereinafter: "Employee")
On the date hereof, the Employer and the Employee entered into an employment agreement ("New Employment Agreement"). The Employer and the Employee would like to amend the Employment Agreement as per as per the entry into force of the New Employment Agreement as follows ("Amendment"):
1.    Housing Allowance
The Employee shall be entitled to receive on an exceptional basis a housing allowance (“Allowance”) in the amount of CHF 8’600 gross per month until the earliest of:
(i)    June 30, 2026; or
(ii)    Change of position, i.e. the Employee no longer is the “Group President EMEA Consumer Health Company”; or
(iii)    Termination of the New Employment Agreement; or
(iv)    Loss of Swiss residency and/or Swiss work permit.
The Employer shall deduct from any Allowance the social security charges and other charges due under applicable law.

2.    Miscellaneous
a)    This Amendment becomes effective as per the entry into force of the New Employment Agreement.
b)    Except as provided for in this Amendment, all other terms and conditions of the New Employment Agreement remain unchanged and valid for both parties.
c)    This Amendment, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland. Exclusive jurisdiction for all disputes arising out of or in connection with this amendment shall be with the ordinary courts at the registered place of incorporation of the Employer.
Zug, June 22, 2022

Cilag GmbH International		The Employee
/s/ Christine Seiler	/s/ Salma Rashad	/s/ Carlton Lawson
Christine Seiler	Salma Rashad	Carlton Lawson

Legal Director	Executive Search Lead EMEA